EXHIBIT 10.2

4699 Nautilus Ct. S, Suite 100, Boulder, CO 80301

Sales Agreement

On March 20, 2013 we entered into the Sales Agreement with Forte Supply – Boulder USA company that agreed to supply us with frozen yogurt machines. The material terms of the Agreement are as follows:

1.	Term of the Agreement: The term of this Agreement shall be for a period of 1 (one) year, commencing on March 20, 2013.

2.	Altimo Group Corp. will pay 20% fee as advance and 80% before the Product is shipped.

3.	Payment will be made through wire transfer or check directly to the Supplier’s Account.

4.	The product price is to be paid in U.S. Dollars and is $8,099.

5.	Acceptance of the Product on quality is made within 7 (seven) days from the moment of reception of the Products by Altimo Group Corp

6.	Duties, Port Dues and Shipping: All costs, duties, audit taxes related to cargo and shipping costs shall be for Supplier’s account.

7.	The Supplier will be responsible to deliver the Product no later than 90 days, after the receipt of advance payment.

Altimo Group Corp.	Forte Supply LLC
President - Marek Tomaszewski	Business Development Director – Ben Blakisle